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
--------                                                                                  ---------------------------
FORM 3                     U.S. SECURITIES AND EXCHANGE COMMISSION                                OMB APPROVAL
--------                           WASHINGTON, D.C. 20549                                 ---------------------------
                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES               OMB Number 3235-0104
                                                                                          Expires: January 31, 2005
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       Estimated average burden
            Section 17(a) of the Public Utility Holding Company Act of 1935 or            Hours per response......0.5
                  Section 30(f) of the Investment Company Act of 1940                     ---------------------------

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
(Print or Type Responses)
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1. Name and Address of Reporting Person  2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                            quiring Statement
   BACHELLERIE OLIVIER                      (Month/Day/Year)       I.C. ISAACS & COMPANY, INC. (ISAC.OB)
---------------------------------------                         ------------------------------------------------------------------
   (Last)     (First)  (Middle Initial)     MAY 22, 2002       5. Relationship of Reporting Person to Issuer 6. If Amendment, Date
                                           --------------------             (Check all applicable)              of Original
   3840 BANK STREET                        3. IRS or Social Se-                                                 (Month/Day/Year)
---------------------------------------       curity Number of      X  Director               10% Owner
                (Street)                      Reporting Person     ---                    ---
                                              (Voluntary)              Officer (give          Other (specify 7. Individual or Joint
   BALTIMORE, MD  21224-2522                                       --- title below)       --- below)            Group Filing (Check
---------------------------------------                                                                         Applicable Line)
(City)       (State)          (Zip)                                                                              X  Form filed by
                                                                                                                --- One Reporting
                                                                                                                    Person
                                                                                                                    Form filed by
                                                                                                                --- More than One
                                                                                                                    Reporting Person
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                                                                TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                2. Amount of Securities         3.Ownership           4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                          Beneficially Owned             Form: Direct           (Instr. 5)
                                       (Instr. 4)                     (D) or Indirect
                                                                      (I) (Instr. 5)
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NO SECURITIES BENEFICIALLY OWNED.
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

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
FORM 3 (CONTINUED)

       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date Exer-       3. Title and Amount of    4. Conver-   5. Owner-     6. Nature of Indirect
   (Instr. 4)                       cisable and         Securities Underlying     sion or      ship          Beneficial Ownership
                                    Expiration          Derivative Security       Exercise     Form of       (Instr. 5)
                                    Date                (Instr. 4)                Price of     Deriv-
                                    (Month//Day/Year)                             Deri-        ative
                                                                                  vative       Security:
                                    --------------------------------------        Security     Direct
                                    Date      Expira-          Amount                          (D) or
                                    Exer-     tion             or                              Indirect
                                    cisable   Date     Title   Number                          (I)
                                                               of                              (Instr. 5)
                                                               Shares
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Explanation of Responses:



                                                                                    /s/ OLIVIER BACHELLERIE          MAY 31, 2002
                                                                                ---------------------------------  ----------------
                                                                                 **Signature of Reporting Person         Date
                                                                                      OLIVIER BACHELLERIE
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
SEE Instruction 6 for procedure.

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